EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors CarMax, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-100311,  333-127486,  333-135701, 333-152717, and 333-160912) on Form S-8 of CarMax, Inc. of our report dated April 26, 2010, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 28, 2010 and 2009, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 28, 2010, which report appears in the February 28, 2010 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements and schedule includes an explanatory paragraph that states as discussed in note 12 to the consolidated financial statements, the Company adopted the provisions of FASB Accounting Standards Codification Topic 260, Earnings Per Share, effective March 1, 2009.

Richmond, Virginia
April 26, 2010